Exhibit 99.1
Preliminary Estimated Unaudited Financial Results for the Three Months ended June 30, 2025

The data presented below reflects our preliminary estimated unaudited financial results for the three months ended June 30, 2025 based upon information available to us as of July 28, 2025. This data is not a comprehensive statement of our financial results for the three months ended June 30, 2025, and our actual results may differ materially from this preliminary estimated data. While we currently expect our results for the three months ended June 30, 2025 to be within the ranges set forth below, the review of our financial statements for the three months ended June 30, 2025 has not been completed. During the course of the preparation of our financial statements and related notes and the completion of the review for the three months ended June 30, 2025, additional adjustments to the preliminary estimated financial information presented below may be identified. Any such adjustments may be material. The preliminary estimated financial information included below has been prepared by, and is the responsibility of, management. Our independent registered public accounting firm, Deloitte & Touche LLP, has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial data. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto.

	Three Months Ended June 30,
		2025 Estimated
	2024 Actual	Low	High
(in thousands)		(unaudited)

Segment Operating Revenues:
Local Media	$364,926	$333,800	$335,800
Scripps Networks	208,720	205,100	206,400
Other	4,746	4,300	4,300
Intersegment eliminations	(4,763)	(4,700)	(4,800)
Total operating revenues (1)	$573,629	$538,500	$541,700
Net income (loss)	1,429	(38,355)	(33,559)
Adjusted EBITDA (2)	99,960	87,277	90,464
Unlevered Free Cash Flow (2)	76,400	74,877	78,564
(1)Preliminary data for the three months ended June 30, 2025, includes core advertising revenues ranging from $331.4 million to $333.4 million, political revenues ranging from $3.0 million to $3.2 million, and distribution revenues ranging from $195.7 million to $196.6 million. For the three months ended June 30, 2024, core advertising revenues were $336.5 million, political revenues were $29.5 million and distribution revenues were $199.6 million.

(2)Adjusted EBITDA is calculated as net income (loss), plus income tax expense (benefit), interest expense, losses (gains) on extinguishment of debt, financing transaction costs, defined benefit pension plan expense (income), share-based compensation costs, depreciation, amortization of intangible assets, impairment of goodwill, loss (gain) on business and asset disposals, acquisition and integration costs, restructuring charges and certain other miscellaneous items. Unlevered Free Cash Flow is calculated as Adjusted EBITDA less capital expenditures.

We present Adjusted EBITDA because we believe that Adjusted EBITDA is a useful supplemental measure in evaluating the performance of our business and provides greater transparency into our results of operations. Adjusted EBITDA is used by our management to perform such evaluation. We also believe that Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book value of property (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We believe that Adjusted EBITDA is frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present Adjusted EBITDA when reporting their results.

Unlevered Free Cash Flow is a measure of liquidity used by management to evaluate our business prior to the impact of capital expenditures. Unlevered Free Cash Flow is a supplemental measure of our liquidity that is not required by, or presented in accordance with, GAAP and should not be considered as an alternative to net cash provided by operating activities, Adjusted EBITDA or any other liquidity measures derived in accordance with GAAP. Management believes that Unlevered Free Cash Flow is useful to investors as a liquidity measure because it measures our ability to generate or use cash before taking into account capital expenditures. In evaluating Unlevered Free Cash Flow, you should be aware that in the future we may incur expenses similar to those for which adjustments are made in calculating Unlevered Free Cash Flow. Our presentation of Unlevered Free Cash Flow does not imply that our future results will be unaffected by unusual or non-recurring items.

Our presentation of Adjusted EBITDA and Unlevered Free Cash Flow may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and Unlevered Free Cash Flow have limitations as analytical tools, and you should not consider them either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:
•these measures do not reflect changes in, or cash requirements for, our working capital needs;
•these measures do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•EBITDA and Adjusted EBITDA do not reflect historical cash expenditures;
•these measures do not reflect future requirements for capital expenditures or contractual commitments;
•although depreciation and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future, and these measures do not reflect any cash requirements for such replacements
•Unlevered Free Cash Flow does not represent the total increase or decrease in the cash balance for the period and does not represent the cash flow for discretionary expenditures; and
•other companies in our industry may calculate these measures differently so they may not be comparable.

The following table presents a reconciliation of Net income (loss) to Adjusted EBITDA and Unlevered Free Cash Flow:

	Three Months Ended June 30,
		2025 Estimated
	2024 Actual	Low	High
(in thousands)		(unaudited)

Net income (loss)	$1,429	$(38,355)	$(33,559)
Provision (benefit) from income taxes	1,912	10,405	11,296
Interest expense	52,123	58,800	58,500
Loss on extinguishment of debt	—	2,972	2,972
Other financing transaction costs	—	38,600	37,500
Defined benefit pension plan income	(177)	400	300
Share-based compensation costs	4,970	5,900	5,800
Depreciation	15,150	14,800	14,500
Amortization of intangible assets	23,318	22,555	22,555
Losses (gains), net on disposal of property and equipment	(157)	(31,100)	(31,700)
Restructuring costs	973	600	600
Miscellaneous, net (a)	419	1,700	1,700
Adjusted EBITDA	99,960	87,277	90,464
Capital expenditures	(23,560)	(12,400)	(11,900)
Unlevered Free Cash Flow	$76,400	$74,877	$78,564
(a)     Miscellaneous, net primarily includes equity earnings on investments, investment earnings (loss) on deferred compensation arrangements and other non-operating items.

Preliminary data for the three months ended June 30, 2025 includes Local Media segment profit ranging from $54.8 million to $56.8 million and Scripps Networks segment profit ranging from $55.0 million to $57.0 million. For the three months ended June 30, 2024, Local Media segment profit was $88.1 million and Scripps Networks segment profit was $37.7 million. Additionally, in the Scripps Networks segment, estimated segment profit margin exceeded 27%, attributable to growth in connected TV revenue and tight expense management, which was over 900 basis points higher than in the three months ended June 30, 2024, and estimated expenses decreased 12% compared to the three months ended June 30, 2024.

	As of June 30, 2024	As of June 30, 2025
		Estimated
	Actual	Low	High
(in thousands)		(unaudited)

Selected Balance Sheet Data:
Cash and cash equivalents	$26,651	$31,660	$31,660
Long-term debt (including current portion)	2,869,304	2,623,704	2,623,704
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